Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-279472, 333-251197 and 333-133171 on Form S-3 and Registration Statement Nos. 333-265504, 333-232485, 333-232330, 333-230890, 333-175900, 333-164697 and 333-144777 on Form S-8 of our reports dated March 25, 2025, relating to the consolidated financial statements of GameStop Corp. and subsidiaries (“GameStop”) and the effectiveness of GameStop’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of GameStop for the 52 week period ended February 1, 2025.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
March 25, 2025